Exhibit 99.1

On March 16, 2016, The Fresh Market, Inc., a Delaware corporation (the “Company” or “The Fresh Market”) made available a video recording discussing its entry into the Agreement and Plan of Merger dated March 11, 2016 (the “Merger Agreement”), among the Company, Pomegranate Holding, Inc., a Delaware corporation (“Parent”), and Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Below is a transcript of the video recording.

Important Information

The tender offer for the outstanding shares of The Fresh Market has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Merger Sub will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Merger Sub will file tender offer materials on Schedule TO, and The Fresh Market thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE FRESH MARKET ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE FRESH MARKET SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of The Fresh Market at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may obtain a free copy of the Solicitation/Recommendation Statement and other related documents (when available) that The Fresh Market files with the SEC, free of charge, from The Fresh Market at ir.thefreshmarket.com or by directing a request to Investor Relations, at 336-615-8065 or investorrelations@thefreshmarket.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements in addition to historical information. The Fresh Market uses words such as “anticipate,” “believe,” “could,” “estimate,”“expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that The Fresh Market intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as The Fresh Market’s industry, business strategy, goals and expectations concerning The Fresh Market’s market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of The Fresh Market’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for The Fresh Market will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require The Fresh Market to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on The Fresh Market’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from The Fresh Market’s ongoing business operations; (xi) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xii) other factors as set forth from time to time in The Fresh Market’s filings with the SEC, including its Form 10-K for the fiscal year ended January 25, 2015 and any subsequent Form 10-Qs. Any forward-looking statement made by The Fresh Market in this communication speaks only as of the date hereof. Factors or events that could affect the proposed transaction or cause The Fresh Market’s actual results to differ may emerge from time to time, and it is not possible for The Fresh Market to predict all of them. The Fresh Market undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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Fresh Market, Inc.

Apollo Global Management Announcement

March 14, 2016

 Fresh Market, Inc. Apollo Global Management Announcement March 14, 2016

Fresh Market, Inc. –Global Management Announcement, March 14, 2016

P R E S E N T A T I O N

Moderator:

Before we begin today's message from Rick Anicetti, The Fresh Market CEO, we have some important matters to mention.

Today’s message may include statements that are considered forward looking statements.  While these statements reflect our current outlook, expectations and beliefs, they are subject to a number of risks and uncertainties that could cause actual results to vary materially.  These risks and uncertainties are described in our press release issued on March 14, 2016 which announced a transaction involving our Company and in our periodic filings with the SEC, including our annual report to stockholders.

Today’s message discusses the proposed transaction involving our Company.  The proposed transaction includes a tender offer for our common stock.  Nothing in this message should be construed as a recommendation to buy or sell TFM common stock.  The proposed tender offer has not yet commenced and will be made only pursuant to the materials that we filed with the Securities and Exchange Commission upon commencement of the tender offer.

Please see our press release announcing the transaction for important information about the proposed transaction including how to obtain the relevant tender offer materials when they are available.

Rick Anicetti, President and CEO:

Hi, I’m Rick Anicetti, President and CEO of The Fresh Market.  I’m sure by now most of you have heard that The Fresh Market agreed to be acquired by an affiliate of Apollo Global Management.  We are very, very excited about this transaction.  Pending regulatory review and some other milestones, we would expect this transaction to close in the next several months.  Once that occurs, our stock will no longer be traded on the NASDQ Stock Exchange and we will become a privately held organization once again.

I suspect that many of you are wondering what this might mean for you, your Teams and the business going forward.  In the short term, it continues to be business as usual.  For our Store Associates and the vast number of Associates around the organization, there will be very little significant change in our day-to-day operations.  Working with Apollo, they have come to appreciate and recognize the strength of our brand, in addition to the kinds of products and enhanced shopping experience we bring to customers each and every single day.

Over the longer term, we will continue to work on the strategic plan and the initiatives that we described at the end of last year.  The performance initiatives that are occurring at retail are things that we want to have you continue to focus your efforts on.  Serving our customers each and every single day in the manner in which you have become known throughout your communities.  This is exceptionally important.

I want to pause and thank each of you for what you have meant and what you have accomplished and what you have been to this organization.  We are exceptionally grateful for the efforts that you have made in serving our customers and our communities every single day and you should be proud of the efforts that you have accomplished over time.

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ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.  This transcript is being made available for information purposes only.
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On behalf of The Fresh Market, I just want to continue to thank you for the significant amount of work and effort that has created the significant and exciting opportunity for the organization.  Together you have built an exceptional organization, and I believe as I look into the future, our brightest days are still ahead of us.  Thank you again for everything you’ve been for The Fresh Market.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call.  This transcript is being made available for information purposes only.
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